Exhibit 99.1

FOR IMMEDIATE RELEASE
Willbros Reports Fourth Quarter and 2010 Results
•	Twelve month backlog at December 31, 2010 of $946 million

•	Total backlog at December 31, 2010 of $2.2 billion

•	Company to host a conference call on Tuesday, March 15, 2011 at 9:00 a.m. Eastern Time
HOUSTON, TX, MARCH 14, 2011 — Willbros Group, Inc. (NYSE: WG) announced today results for the fourth quarter and full year 2010. The Company recorded a net loss from continuing operations in the fourth quarter of $66.3 million, or $1.41 per share, on revenue of $398.5 million. Contributing to the loss were after-tax charges of $14.0 million related to cost overruns due to extreme weather and schedule slippage on several projects in Canada, and an after-tax impairment charge of $28.8 million related to the 2007 acquisition of the Downstream Oil & Gas (“Downstream”) segment. Absent the non-cash impairment charge, fourth quarter results would have been a net loss from continuing operations of approximately $37.5 million, or $0.80 per share.
For the full year 2010, Willbros reported a net loss from continuing operations of $31.8 million, or $0.74 per share, on revenue of $1.2 billion. Full year results were negatively impacted by $57.3 million from the following after-tax charges: $14.0 million of Canada fourth quarter project losses, $7.3 million of deal costs associated with the acquisition of the InfrastruX Group, now the Company’s Utility Transmission & Distribution (“Utility T&D”) segment, and a non-cash $36.0 million goodwill impairment charge in the Downstream segment. These charges were partially offset by an after-tax and non-cash $45.3 million reduction in the fair value of the earnout liability associated with the acquisition of InfrastruX. Absent the impairment charge and reduction in earnout, full year 2010 results would have been a net loss from continuing operations of approximately $41.1 million, or $0.96 per share.
Randy Harl, President and Chief Executive Officer, commented, “Although market conditions started to improve late in the year, we continued to be challenged by weaker demand for our services which was compounded by poor visibility for the timing of both committed projects as well as anticipated projects. In our Downstream and Utility T&D segments, we found ourselves maintaining our operations at resource levels sufficient to initiate and complete certain projects that were delayed or cancelled on short notice. The combination of these circumstances resulted in misalignment of our costs with the uncertain timing of revenues. We also made significant investments in the future of the Company to diversify our end market exposure with the acquisition of InfrastruX and to align our service offerings with our customers’ needs. We have made several management changes and added a key position to the management team since the second half of 2010. We have high expectations from the newly configured management team.

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	1 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

“Our foremost priority in 2011 is strengthening the Company’s financial position. We are advancing the integration of InfrastruX; and, across all our segments, we continue to monitor overhead costs and identify additional cost savings while also reviewing and adapting our strategies to align them with our markets, which should translate into increased margin. In order to deliver these results, I have directed our management team to focus on four primary objectives:
1.	Reduce debt by approximately $50 — $100 million, to significantly reduce interest expense and provide better financial flexibility. This should help translate more of our EBITDA into earnings;

2.
Continue to emphasize and improve our project management tools and capabilities. Across the Company, we can achieve results like those we accomplished on the Fayetteville Express Pipeline (“FEP”) project which we completed under budget and on schedule;

3.
Maintain our focus on North America. Our presence in the U.S. unconventional shale play developments, the Canadian oil sands and the U.S. electric transmission markets presents the best growth opportunities for Willbros. This is where our key markets and resources come together to offer the best risk adjusted returns; and

4.	Remain focused on Safety. Our objective for the year is to reduce injuries by 50%. We differentiate Willbros on this value both as an employer and as a provider of services.”
Backlog(4)
At December 31, 2010, Willbros reported backlog from continuing operations of $2.2 billion compared to $2.3 billion at September 30, 2010 and $429 million at December 31, 2009. The $1.8 billion year-over-year increase is primarily related to the $1.4 billion of backlog associated with the InfrastruX acquisition. Backlog in the Upstream segment also increased by $370 million year-over-year.
Historically, the Company has only recognized Master Service Agreement (“MSA”) backlog for the next twelve months from the reporting date. In conjunction with the InfrastruX acquisition and the resulting material increase in future MSA work, the Company is now reporting all expected MSA backlog until the conclusion of the contract. At December 31, 2010, $1.2 billion of the $2.2 billion backlog represents MSA backlog expected to be worked off in periods beyond twelve months from the reporting date and is comprised of $854 million and $324 million for the Utility T&D and Upstream segments, respectively.
Mr. Harl continued, “We are encouraged by the improving outlook in all of our segments, growing backlog and increasing visibility for future projects in North America. We are upgrading our sales and marketing efforts, which we anticipate will result in increased backlog and higher operating margins through 2011 and into 2012. We see greater opportunities in North America and we are keenly focused on successfully executing the projects we have in backlog. While the current market for small capital projects in the Downstream segment remains challenging, we do believe it is improving. Our visibility in the U.S. pipeline and related facility infrastructure and electric transmission construction markets has improved. We also see greater opportunities in Canada in the oil sands and development opportunities for the shale plays in North America. With our diversified services platform, broad geographic reach and strong reputation for quality, we believe we are well-positioned to compete for new energy infrastructure projects in the foreseeable future.”

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	2 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

Segment Operating Results
Upstream
For the fourth quarter of 2010, the Upstream segment reported an operating loss of $28.7 million on revenue of $140.9 million. For the full year, Upstream reported operating income of $11.7 million on revenue of $573.8 million. Fourth quarter and full year operating results were reduced by $19.2 million as a result of delays and cost overruns on several Canada projects. Also, the fourth quarter operating loss was increased by normal seasonal patterns in the U.S. pipeline construction market.
Downstream
For the fourth quarter of 2010, the Downstream segment reported an operating loss of $48.3 million on revenue of $98.2 million. For the full year, Downstream reported an operating loss of $75.2 million on revenue of $301.1 million. Downstream results were impacted by impairment charges of $12.0 million and $48.0 million in the third and fourth quarters, respectively. The Downstream segment in 2010 continued to be impacted by curtailment of customer spending for small capital projects and maintenance in the refining sector.
Utility T&D
For the fourth quarter of 2010, the Utility T&D segment reported an operating loss of $10.4 million on revenue of $159.3 million. Full year results only include the six month period following the close of the InfrastruX acquisition on July 1, 2010 and reflect an operating loss of $26.5 million on revenue of $317.5 million. In the fourth quarter, the segment incurred charges of $2.6 million comprised of severance costs and accelerated stock vesting charges primarily associated with the integration of the new Utility T&D segment. These charges included a reduction in the management structure of the new Utility T&D segment and the closing of the Seattle administrative office. This creates a more streamlined reporting structure with lower costs and is expected to generate annualized savings of $2.5 million going forward.
Liquidity
At December 31, 2010, the Company had $141.1 million of cash and equivalents. On March 4, 2011, the Company negotiated an amendment to its 2010 Credit Facility. As part of the amendment, the Company agreed to limit its cash borrowings to $25 million plus $59.4 million to satisfy the note holders who have exercised their put options under the 2.75% Senior Notes Indenture. Additionally, the amended credit facility now permits the Company to divest of certain non-core and non-strategic assets to reduce its leverage position. The $25 million borrowing restriction would be lifted when the Company’s total leverage ratio reaches 3.0 to 1.0, or less. The credit facility has the capacity to provide up to $175.0 million of letters of credit less the $25.7 million of currently issued letters of credit. Any use of the revolver capacity would reduce, by a like amount, the available letters of credit capacity.

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	3 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

Guidance
Van Welch, Willbros Chief Financial Officer, provided expectations for 2011, “The seasonality of the fourth and first quarters of our business model, and the extreme weather conditions across North America early this year are expected to impact the first quarter. We do not expect additional losses on the Canadian projects or additional impairment charges, but otherwise we expect the first quarter results will be comparable to the fourth quarter. We expect annual revenue to range from $1.6 to $1.8 billion; debt reduction of approximately $50-100 million by the end of the year; and, SG&A reduced to 6-8% of revenue.
“Our approved capital expenditure budget for 2011 is $29.7 million, but capital spending is expected to be a function of future work commitments and the terms and conditions offered in the equipment rental market.”
Conference Call
In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, March 15, 2011 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Fourth Quarter Earnings Conference Call
When:	Tuesday, March 15, 2011 — 9:00 a.m. Eastern Time
How:	Live via phone — By dialing 416-340-8530 or 877-240-9772 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the home page.
For those who cannot listen to the live call, a replay will be available through March 29, 2011, and may be accessed by calling 905-694-9451 or 800-408-3053 using pass code 7036711#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	4 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; disruptions to the global credit markets; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	5 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income Statement
Contract revenue
Upstream O&G	$140,946	$128,457	$573,796	$982,523
Downstream O&G	98,210	65,374	301,104	277,250
Utility T&D	159,340	—	317,512	—

	398,496	193,831	1,192,412	1,259,773

Operating expenses
Upstream O&G	169,662	137,332	562,082	942,526
Downstream O&G	146,461	66,583	376,319	276,751
Utility T&D	169,780	—	343,967	—

	485,903	203,915	1,282,368	1,219,277

Operating income (loss)
Upstream O&G	(28,716)	(8,875)	11,714	39,997
Downstream O&G	(48,251)	(1,209)	(75,215)	499
Utility T&D	(10,440)	—	(26,455)	—
Changes in fair value of earn out liability	—	—	45,340	—

Operating income (loss)	(87,407)	(10,084)	(44,616)	40,496

Other expense
Interest — net	(11,549)	(2,236)	(27,565)	(8,328)
Other — net	1,881	838	5,474	819

	(9,668)	(1,398)	(22,091)	(7,509)

Income (loss) from continuing operations before income taxes	(97,073)	(11,482)	(66,707)	32,987
Provision (benefit) for income taxes	(31,076)	(4,520)	(36,150)	8,734

Income (loss) from continuing operations	(65,997)	(6,962)	(30,557)	24,253
Income (loss) from discontinued operations net of provision for income taxes	(1,465)	(993)	(5,272)	(4,613)

Net income (loss)	(67,462)	(7,955)	(35,829)	19,640
Less: Income attributable to noncontrolling interest	(305)	(275)	(1,207)	(1,817)

Net income (loss) attributable to Willbros Group, Inc.	$(67,767)	$(8,230)	$(37,036)	$17,823

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(66,302)	$(7,237)	$(31,764)	$22,436
Income (loss) from discontinued operations	(1,465)	(993)	(5,272)	(4,613)

Net income (loss) attributable to Willbros Group, Inc.	$(67,767)	$(8,230)	$(37,036)	$17,823

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(1.41)	$(0.19)	$(0.74)	$0.58
Discontinued operations	$(0.03)	(0.03)	(0.12)	(0.12)

	$(1.44)	$(0.22)	$(0.86)	$0.46

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(1.41)	$(0.19)	$(0.74)	$0.58
Discontinued operations	$(0.03)	(0.03)	(0.12)	(0.12)

	$(1.44)	$(0.22)	$(0.86)	$0.46

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$38,184	$(26,363)	$58,293	$57,425
Investing activities	11,434	(17,945)	(404,651)	(34,036)
Financing activities	(9,090)	(2,853)	291,220	(35,056)
Foreign exchange effects	1,622	2,990	2,402	6,135
Discontinued operations	(1,501)	(669)	(4,847)	(3,546)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	47,100	38,778	43,014	38,688
Diluted	47,100	38,778	43,014	38,883
EBITDA(1)	$(18,038)	$257	$75,816	$80,358
Capital expenditures	4,577	2,738	18,300	13,107

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	6 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Reconciliation of Non-GAAP Financial Measures

EBITDA (1), (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$(66,302)	$(7,237)	$(31,764)	$22,436
Interest — net	11,549	2,236	27,565	8,328
Provision (benefit) for income taxes	(31,076)	(4,520)	(36,150)	8,734
Depreciation and amortization	19,791	9,778	56,165	40,860
Goodwill impairment	48,000	—	60,000	—

EBITDA	(18,038)	257	75,816	80,358

Changes in fair value of contingent earnout liability	—	—	(45,340)	—
DOJ monitor cost	414	2,479	4,002	2,582
Stock based compensation	1,749	2,300	7,957	9,549
Restructuring and reorganization costs	3,073	4,487	3,771	12,694
Acquisition related costs	143	1,557	10,055	2,499
(Gains) losses on sales of equipment	(1,745)	(619)	(3,538)	(1,082)
Noncontrolling interest	305	275	1,207	1,817

Adjusted EBITDA (2)	$(14,099)	$10,736	$53,930	$108,417

Net income (loss) before special items (3)
Net income (loss), continuing operations	$(66,302)	$(7,237)	$(31,764)	$22,436
Changes in fair value of contingent earnout liability	—	—	(45,340)	—
Goodwill impairment, net of tax	28,800	—	36,000	—

Net income (loss), continuing operations before special items	$(37,502)	$(7,237)	$(41,104)	$22,436

Net income from continuing operations applicable to common shares (numerator for diluted calculation) before special items
Net income (loss), continuing operations	$(66,302)	$(7,237)	$(31,764)	$22,436
Net income (loss), continuing operations before special items	$(37,502)	$(7,237)	$(41,104)	$22,436

Diluted income (loss) before special items (3)
Continuing operations	$(1.41)	$(0.19)	$(0.74)	$0.58
Income (loss) per share before special items	$(0.80)	$(0.19)	$(0.96)	$0.58

Fully Diluted Shares
Diluted shares as reported	47,100	38,778	43,014	38,688
Diluted shares before special items	47,100	38,778	43,014	38,688

	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Balance Sheet Data
Cash and cash equivalents	$141,101	$100,452	$226,727	$190,392
Working capital	269,500	218,401	239,215	232,037
Total assets	1,285,802	1,342,153	767,828	720,317
Total debt	387,933	394,995	109,010	112,769
Stockholders’ equity	523,540	582,342	484,269	477,808

Backlog Data (4)
Total By Reporting Segment
Upstream O&G	$653,671	$685,076	$324,396	$347,700
Downstream O&G	107,077	138,443	104,842	132,483
Utility T&D	1,415,279	1,489,880	—	—

Total Backlog	$2,176,027	$2,313,399	$429,238	$480,183

Total Backlog By Geographic Area
North America	$2,125,830	$2,267,745	$383,054	$436,058
Middle East & North Africa	45,728	40,674	46,184	44,125
Other International	4,469	4,980	—	—

Total Backlog	$2,176,027	$2,313,399	$429,238	$480,183

12 Month Backlog	$946,315	$1,037,368	$429,238	$480,183

WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	7 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035

(1)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)
Adjusted EBITDA is defined as earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments, as adjusted for other items that management considers to be non-recurring, unusual or not indicative of our core operating performance. Management uses Adjusted EBITDA for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and presentations made to our analysts, investment banks and other members of the financing community who use this information in order to make investing decisions about us. Most of the adjustments reflected in Adjusted EBITDA are also included in performance metrics under our credit facilities and other financing arrangements. However, Adjusted EBITDA is not a financial measurement recognized under U.S. generally accepted accounting principles. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)
Net income (loss), continuing operations before special items, a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.

(4)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.
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WILLBROS	Michael W. Collier Vice President Investor Relations Sales & Marketing	8 of 8 CONTACT: Connie Dever Director Strategic Planning Willbros
A Good Job On Time	Willbros 713-403-8038	713-403-8035